Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “AGREEMENT”) is effective the [___] day of [_______], 20[__], by and between ePlus inc., a Delaware corporation (the “Company”) or collectively, with its subsidiaries, the “Companies”) and [_________] (the “Executive”).

RECITAL

The Executive is currently employed as the [title], and the parties have negotiated this Agreement in consideration of the Executive’s valuable services and expertise.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follows:

1.
EFFECTIVE DATE. This Agreement shall be effective as of the date noted above.

2.
DEFINITIONS. As used herein, the following terms shall have the following meanings:

(a)
“Disability” shall mean the Executive’s physical or mental inability to perform her duties under this Agreement, for six months in any twelve month period, with at least three months running continuously, and which renders the Executive incapable of performing her customary and usual duties for the Company, with or without a reasonable accommodation as required by law.

(b)
“Employment Term” shall be the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, and any Renewal Period thereafter, unless terminated earlier in accordance with this Section 2(b) or Section 6. Unless either the Company or the Executive delivers a written notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then this Agreement shall automatically renew for successive one-year periods (each, a “Renewal Period”).

(c)
“Expiration Date” means the date that the Employment Term (including any Renewal Period) expires.

(d)
“Good Cause” means that the Company in good faith determines that the Executive:

(1)
Failed to satisfactorily perform her duties to the Company and such failure was not cured within 30 days of the Company’s providing the Executive written notice of such failure;

(2)
Failed to comply with a material policy of the Company that was applicable to the Executive and such failure was not cured within 30 days of the Company’s providing the Executive written notice of such failure;

(3)
Acted or failed to act in a manner that constitutes gross misconduct, embezzlement, misappropriation of corporate assets, breach of the duty of loyalty, fraud, or negligent or willful violations of any laws with which the Company is required to comply;

(4)
Was convicted of or entered a plea of “guilty” or “no contest” to a felony;

(5)
Refused or failed to comply with lawful and reasonable instructions of the Executive’s direct supervisor and such refusal or failure was not cured within 30 days of the Company’s providing the Executive with written notice of such refusal or failure;

(6)
Any other material breach of this Agreement by the Executive that is not cured within 30 days of the Company’s providing the Executive with written notice of such breach.

Good Cause shall not include failures as set forth this Section 2(d)(1) – (4) or (6) when such failure is a result of the Executive’s illness or injury.

(e)
“Good Reason” shall mean that within 30 days prior to the Executive’s providing the notice to the Company required under Section 6(b)(1) of this Agreement that any of the following has occurred:

(1)
A material change in the scope of the Executive’s authority or assigned duties and responsibilities, or the assignment of duties or responsibilities that are inconsistent with the Executive’s level or position without her consent;

(2)
Any material acts of dishonesty by the Company directed toward or affecting the Executive;

(3)
Any illegal act or instruction directly affecting the Executive by the Company, which is not withdrawn after the Company is notified of the alleged illegality by the Executive;

(4)
A reduction by the Company in the Executive’s base salary as set forth herein as may be increased from time to time or a reduction by the Company in the Executive’s incentive compensation opportunity;

(5)
A change in the Executive’s principal office to a location outside of a 20 mile radius from the Company’s offices in Herndon, Virginia;

(6)
The failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 5 of this Agreement;

(7)
The Company delivers a timely notice (see Section 2(b)) to the Executive that the Agreement will terminate at the end of the Employment Term, and within thirty days after receipt of said notice the Executive tenders her resignation from the Company (to be effective at the end of the Employment Term); or

(8)
Any other material breach of this Agreement by the Company that is not cured within 30 days of the Executive providing the Company written notice of such breach.

(f)
“Termination Date” shall mean the date the Executive’s termination is effective, as described in the respective subparts of Section 6.

3.
EMPLOYMENT. The Company and the Executive hereby agree to employ the Executive as set forth herein during the Employment Term and until the Executive’s employment terminates pursuant to Section (2)(b) or Section 6 below.

4.
POSITION, DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall:

(a)
Serve as the Company’s [title]. The Executive shall be responsible for, but not limited to, the following areas: [insert functional areas for which Executive is responsible].

(b)
Render such other services to the Company as requested, provided that such services are consistent with the level of her position; and

(c)
Devote her substantially full business time, attention, skill and energy to the business of the Company and not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage. The Executive may engage in appropriate civic, charitable, or educational activities provided that such activities do not materially interfere or conflict with the Executive’s responsibilities or the Company’s interests. Nothing in this Agreement shall preclude the Executive from acquiring or managing any passive investment she has in publicly traded equity securities in companies that are not in the same line of business as the Company.

5.
COMPENSATION, COMPENSATION PLANS AND BENEFITS. During the Employment Term, the Executive shall be compensated as follows:

(a)
Effective as of the Effective Date, the Executive shall receive a base annual salary of [_________] thousand ($[________] Dollars), which may be increased from time to time (the “Base Salary”), and shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), less applicable taxes and withholdings.

(b)
Based on applicable company performance and the achievement of applicable individual and/or departmental goals and objectives, the Executive shall be eligible to be considered for an annual bonus as set forth in the terms and conditions as outlined in the Company’s Amended and Restated Cash Incentive Plan, as may be amended from time to time, and any successor cash incentive compensation plan thereto (“CIP”), and any applicable award agreement thereunder. The Company shall pay any bonus earned under this Section 5(b) no earlier than the end of the fiscal year for which earned and no later than the next September 30th following the fiscal year in which the bonus was earned, provided that financial filings are timely provided to the Compensation Committee. In no event will any bonus earned under this Section 5(b) be paid later than the next December 31st following the fiscal year for which the bonus was earned, unless calculation of the bonus is not administratively practicable by that date, and further delay would not violate Code Section 409A.

(c)
The Executive shall be entitled to participate in and receive other benefits offered by the Company to all employees, which may include, but are not limited to, vacation, sick, holiday and other leave times, and benefits under any life, health, accident, disability, medical, and dental insurance plans.

(d)
The Executive shall be entitled to be reimbursed for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items, and all expenses necessary to maintain her professional and industry association memberships incurred by her in performing her duties, in accordance with the Company’s expense reimbursement policies in place from time to time. Any reimbursements that are includible in gross income of the Executive under this Section 5(d) must meet the following conditions. Such reimbursements: (i) must be for expenses incurred during the term of this Agreement, (ii) shall not be subject to liquidation or exchange for any other benefit, (iii) shall not affect eligibility for reimbursements in any other taxable year of the Executive, and (iv) shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(e)
In the event the Executive’s employment with the Company terminates for any reason, any payments and benefits due to the Executive under the Company’s employee benefit plans and programs, including the Company’s 2021 Employee Long-Term Incentive Plan, as may be amended from time to time, and any successor incentive compensation plan thereto (the “Long-Term Incentive Plan”), shall be determined in accordance with the terms of such benefit plans and programs, and shall be in addition to any other payments or benefits herein, subject in all respects to Section 23 hereof (Clawback Provision).

(f)
In the event it is determined that any bonus or other incentive compensation payable by the Company to the Executive was paid based on incorrect financial results, the Compensation Committee will review such payment. If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Company’s Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the Executive of any amount paid to, or received by, the Executive with respect to such bonus or other incentive compensation. Additionally, bonuses or other incentive compensation payable to the Executive by the Company are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002, including any amendments thereto, and any regulations promulgated thereunder. Except as required by law, this subsection shall not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measures required to be reported under the securities laws.

(g)
Provided that the Executive is covered under the Company's group health plan, the Executive shall be entitled to reimbursement by the Company for her participation in the Johns Hopkins Executive Physical Program or an equivalent diagnostic program, one time per Company fiscal year during the Employment Term on a date(s) of the Executive’s choosing. To be entitled for reimbursement, the Executive must promptly submit a request for reimbursement, with reasonable documentation. The Company will promptly provide reimbursement upon receipt of said promptly submitted documentation.

6.
TERMINATION OF EMPLOYMENT

(a)
Termination by the Company.

(1)
Termination for Good Cause. During the Employment Term, the Company may terminate this Agreement and the Executive’s employment for Good Cause. In the absence of cure by the Executive as per Section 2(d), if applicable, termination by the Company for Good Cause shall be retroactive to the date the Company provides notice to the Executive of the Good Cause Event.

(2)
Termination without Good Cause. During the Employment Term, the Company may terminate this Agreement and the Executive’s employment at any time without Good Cause upon the Company’s payment to the Executive for the 30 days’ written notice period to the Executive. Termination is effective 30 days after the date the written notice of termination is provided to the Executive.

(3)
Administrative Leave. The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period in Section 6(a)(2) and require that the Executive no longer be present on Company premises. During any period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.

(b)
Termination by the Executive.

(1)
Termination for Good Reason. During the Employment Term, the Executive may terminate this Agreement and her employment for Good Reason as defined in Section 2(e) only if the Executive has provided the Chief Executive Officer (“CEO”) with written notice of her intent to terminate her employment for Good Reason at least 30 days prior to the date of termination and the Company fails to cure the Good Reason within 30 days after receiving the Executive’s written notice. Termination for Good Reason will be effective on the 31st day after the Company receives the Executive’s written notice and fails to cure the Good Reason identified in the Executive’s notice.

(2)
Termination without Good Reason. During the Employment Term, the Executive may voluntarily terminate her employment and this Agreement for any (or no) reason with the Company upon 30 days’ prior written notice. Termination is effective 30 days after the date the notice is provided to the Company.

(3)
Administrative Leave. The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period in Section 6(b)(1) or Section 6(b)(2) and require that the Executive no longer be present on Company premises. During any period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.

(c)
Termination by Reason of Death or Disability. The Executive’s employment with the Company shall be deemed to have been terminated effective upon the date of the Executive’s death, or the date upon which either party provides the other party with notice of Disability.

(d)
At-will Termination. If the Employment Term ends based on the Company’s delivering a notice of termination under Section 2(e)(7), then the Executive’s employment with the Company may continue on an at-will basis.

7.
EFFECT OF TERMINATION.

(a)
Termination for any reason. If the Executive’s employment ends at any time (during or after the Employment Term) for any reason, the Company shall pay the Executive her then current Base Salary and provide the Executive her then current benefits (as provided in Section 5) through the Termination Date.

(b)
Provided that after the Termination Date, the Executive (i) signs the form provided by the Company of a general release of all claims the Executive has or may have against the Companies or its then current or former officers, directors, or employees (hereinafter “Release”), attached hereto as Exhibit 1, in the time provided in the Release, and does not revoke it; and (ii) certifies that the Executive has complied with Sections 8, 9, 10, 11 and 12 of this Agreement (confidentiality, intellectual property, non-competition, non-solicitation, conflict of interest and return of property provisions), then:

(1)
Death or Disability. If, during the Employment Term, the Executive’s employment terminates by reason of death or Disability as described in Section 6(c), then:

(a)
Severance. In the event of Disability only, the Company shall pay to the Executive a cash severance in the amount equal to twelve months of her then-Base Salary;

(b)
Unvested Restricted Stock and Other Awards. The Executive shall be entitled to the acceleration of vesting of any restricted stock, as set forth in the relevant Long-Term Incentive Plan and award agreement, provided that, with respect to any other award granted under the Long-Term Incentive Plan other than restricted stock, the acceleration, vesting, payment, termination or forfeiture of such award will be carried out in accordance with the terms and conditions of the applicable award agreement and the Long-Term Incentive Plan, as the case may be;

(c)
CIP Award. The Company shall pay to the Executive, or to her estate, a pro-rated target amount due under any CIP award agreement, as described in Section 5(b), multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the Executive’s employment with the Company terminated and the denominator of which is the number of months in such performance period; and

(d)
Release. In the event of the Executive’s death, a legally empowered representative of the Executive’s estate shall be required to execute the Release (as appropriately revised by the Company to reflect the circumstances) in order for the Executive’s estate to receive the benefits and payments provided by this Agreement. In the event of the Executive’s Disability, the Executive or a legally empowered representative of the Executive’s shall be required to execute the Release (as appropriately revised by the Company to reflect the circumstances) in order for the Executive to receive the benefits and payments provided by this Agreement.

(2)
Termination without Good Cause; Termination for Good Reason. If, during the Employment Term, the Company terminates the Executive’s employment without Good Cause as described in Section 6(a)(2) or the Executive terminates her employment for Good Reason, as described in Section 6(b)(1), then:

(a)
Severance. The Company shall pay the Executive a severance amount equal to twelve months of her then-Base Salary;

(b)
Unvested Restricted Stock and Other Awards. The Company shall either, at the Company’s choice: (1) accelerate the vesting of any restricted stock owned by the Executive at the Termination Date or (2) pay to the Executive an amount equal to the value of any restricted stock she forfeits at the Termination Date, provided that, with respect to any other award granted under the Long-Term Incentive Plan other than restricted stock, the acceleration, vesting, payment, termination or forfeiture of such award will be carried out in accordance with the terms and conditions of the applicable award agreement and the Long-Term Incentive Plan, as the case may be;

(c)
CIP Award. The Company shall pay to the Executive a pro-rated target amount due under any CIP award agreement, as described in Section 5(b), multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the Executive’s employment with the Company terminated and the denominator of which is the number of months in such performance period;

(c)
Any payment due to the Executive under Section 7(b) shall be made in a lump sum within sixty (60) days following the Termination Date.

(d)
Notwithstanding the foregoing, if the Executive is a “Specified Employee” (as defined in Section 20), the payments under subsection 7(b) shall be made no earlier than the date provided in Section 20.

(e)
Any release and certification required from the Executive under the first paragraph of Section 7(b) shall be on the form attached as Exhibit 1. The applicable release and certification must be signed and returned by the Executive to the Company within the time frame set forth in the Release, and not revoked, for the Executive to receive payments under Section 7(b). Except as otherwise provided by subsection 7(b)(2)(d), and provided the requirements of this subsection 7(d) are met, any lump sum payment due the Executive under subsection 7(b) shall be paid on the last day of the sixty (60) day period in which the Company may make such payment in compliance with the applicable provision.

(f)
Continued Health Benefits Upon Termination. In the event the Executive’s employment is terminated due to Disability, by the Company without Good Cause, or by the Executive for Good Reason, the Company shall pay an amount in cash equal to the cost of premiums the Company paid prior to the Termination Date for the Executive and/or the Executive’s qualified dependents’ coverage under the Company’s medical, prescription, dental, and other health benefits each month until the last day of the Employment Term or eighteen months following the Termination Date, whichever is greater. The Executive agrees that this cash payment is not a reimbursement for her actual premiums for health coverage and that she has complete discretion with respect to the use of these funds. The Executive shall not be obligated in any way to mitigate the Company’s obligations to her under this Section.

8.
CONFIDENTIALITY.

(a)
During the course of employment, the Executive has had and shall continue to have access to the Company’s Confidential Information (as defined below). The Executive shall not disclose or use at any time, either during her employment or after her employment ends for any reason, any Confidential Information (as defined below) of the Company, whether or not patentable, that the Executive learns as a result of her involvement with the Company, whether or not she developed such information. “Involvement with the Company” means holding a position as an employee, officer, or director with either the Company or any of its subsidiaries or affiliates. “Confidential Information” means Company information that is material to the Companies’ business and that is not generally known by, or made available to, the public and shall include, without limitation, information regarding:

●
“Trade Secrets” (as defined below) or proprietary information;
●
strategic sourcing information or analysis;
●
patents, patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;
●
accounting and financial information;
●
financial projections and pro forma financial information;
●
sales and marketing strategies, plans and programs;
●
product development and product testing information;
●
product sales and inventory information;
●
personnel information, such as employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses;
●
organizational structure and reporting relationships;
●
business plans;
●
names, addresses, phone numbers of customers;
●
contracts, including contracts with clients, suppliers, independent contractors or employees; business plans and forecasts;

●
existing and prospective projects or business opportunities; and
●
passwords and other physical and information security protocols and information.

“Trade Secrets” includes any information that derives independent economic value, actually and potentially, from not being generally known to, and is not readily being ascertainable by proper means by, other persons who may obtain economic value from their disclosure or use and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(b)
Confidential Information excludes any information known to the Executive prior to her employment with the Companies regardless of whether such information would otherwise be deemed Confidential Information. Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by the Executive or other improper means will not be considered Confidential Information as of the date it enters the public domain. If the Executive is uncertain whether something is Confidential Information, the Executive should treat it as Confidential Information until she receives clarification from the person to whom she reports that it is not Confidential Information. Confidential Information shall remain at all times the property of the Companies.

(c)
The Executive may use or disclose Confidential Information only:

(1)        When she is employed by the Company, as authorized and necessary in performing the responsibilities of her position, provided that she has taken reasonable steps to ensure that the information remains confidential; or

(2)       With prior written consent of the Company’s CEO;

(3)        In a legal proceeding between the Executive and the Company to establish the rights of either party under this Agreement, provided that the Executive stipulates to a protective order to prevent any unnecessary use or disclosure; or

(4)        Where such disclosure is required by law, provided that the Executive has complied with the following procedures to ensure that the Companies have an adequate opportunity to protect their legal interests.

Upon receipt of a subpoena or any other compulsory legal process (“Compulsory Process”) that could possibly require disclosure of Confidential Information, the Executive shall make her best effort to provide within forty-eight (48) hours of receipt a copy of the Compulsory Process as well as complete information regarding the circumstances under which she received Compulsory Process to the CEO by hand delivery or by e-mail provided that the Executive confirms with the General Counsel by telephone that the General Counsel received the e-mail. To provide the Company with the greatest opportunity to assess the need for protection from disclosure, the Executive shall not make any disclosure until the latest possible date for making such disclosure in accordance with the Compulsory Process (“Latest Possible Date”). If one of the Companies seeks to prevent disclosure in accordance with the applicable legal procedures, and notifies the Executive before the Latest Possible Date that it has initiated such procedures, the Executive shall not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn, or the appropriate tribunal either makes a final determination that the objections are invalid or orders the Executive to make the disclosure, unless otherwise required by law.

(d)
The Executive hereby acknowledges that any breach of this Section 8 would cause the Companies irreparable harm. Nothing in this Agreement prohibits the Executive from reporting an event that she reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Justice, Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, the Congress, or any agency Inspector General), from cooperating in an investigation conducted by such a government agency, or from making other disclosures that are protected under the whistleblower provisions or state or federal law or regulation. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (“DTSA”). The Executive is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to her attorney, that is made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

9.
INTELLECTUAL PROPERTY. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, original works of authorship, copyrights and all similar or related information (whether or not patentable) that relate to the Companies’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Companies (“Intellectual Property”) belong to the Companies. The Executive agrees that both during and after her employment with the Companies that she will sign any documents or provide any information necessary for the Companies to protect their rights to such Intellectual Property. If the Executive is unavailable to sign any document that is necessary for the Companies to protect their rights to such Intellectual Property, the Executive hereby authorizes the Companies to sign on her behalf.

10.
NON-COMPETITION and NON-SOLICITATION. During the Executive’s employment and for a period of one year following the date on which her employment ends for any reason, (the “Restricted Period”), the Executive agrees to the following below Non-Competition and Non-Solicitation restrictions.

(a)
Non-Competition. The Executive shall not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, except with prior written approval of the Company’s CEO, own, manage, operate, advise, consult with, control or otherwise be employed by or provide services, to or on behalf of, a Competing Business anywhere in the United States of America. “Competing Business” means a business that is selling products or services similar to those products or services that any of the “Covered Entities” is selling as of the date the Executive’s employment ends. “Covered Entities” include the Company and any affiliated entities in which the Executive is actively engaged as an officer, director or employee or about which the Executive has received Confidential Information as a result of her Involvement with the Company

(b)
Non-Solicitation of Employees. The Executive shall not, either directly or indirectly or on behalf of herself or on behalf of any other person or entity, without prior written consent from the Company, solicit or otherwise encourage in any manner: (i) an employee of the Company to leave the employ of the Company; or (ii) a former employee of the Company who was employed by the Company within the past twelve (12) months at the time of the solicitation or encouragement to work for a Competing Business. For the purpose of this provision, “employee” shall mean an employee with whom the Executive worked or about whom the Executive had material knowledge with respect to their skills. “Competing Business” means a business that is selling products or services similar to those products or services that any of the “Covered Entities” is selling as of the date the Executive’s employment ends. “Covered Entities” include the Company and any affiliated entities in which the Executive is actively engaged as an officer, director or employee or about which the Executive has received Confidential Information as a result of her Involvement with the Company.

(c)
Non-solicitation of Customers, Potential Customers and Vendors. The Executive shall not, either directly or indirectly or on behalf of herself or on behalf of any other person or entity, without prior written consent from the Company, solicit or otherwise encourage in any manner:

(1)   any customer of the Company, whom the Executive, while employed by the Company, rendered services to, contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit, while employed by the Company to (a) end its relationship with the Company, (b) enter into or continue a relationship with another person or entity to provide the same or similar service(s) that the Company provides, or (c) diminish its business with the Company;

(2)   any vendor or partner of the Company, or any other third-party, to disclose or discuss any information about any customer of the Company whom the Executive, while employed by the Company, rendered services to, contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit, while employed by the Company; or

(3)   any potential customer of the Company, whom the Executive, while employed by the Company, contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit,  to enter into or continue a relationship with another person or entity to provide the same or similar service(s) that the Company provides.

(d)
Nature of Restrictions. The Executive acknowledges that as a result of her employment as [title] of the Company, she has held and will continue to hold a position of utmost trust in which the Executive has come to know and will continue to come to know the Company’s employees, customers and Confidential Information. The Executive agrees that the provisions of this entire Section 10 are necessary to protect the Company’s legitimate business interests. The Executive warrants that these provisions shall not unreasonably interfere with her ability to earn a living or to pursue her occupation after her employment ends for any reason. The Executive agrees that upon beginning any new employment or business during the Restricted Period, she will promptly inform the Company of the name and address of her new employer or business and provide such new employer or business with a copy of this Agreement and copy the Company on the letter or e-mail transmitting the Agreement to the appropriate person in such new employer or business.]

11.
CONFLICT OF INTEREST. During her employment, the Executive agrees to have undivided loyalty to the Company. This means that the Executive shall avoid any situation that involves or has the potential to appear to involve a conflict of interest, including, but not limited to, participating in a business transaction that personally benefits the Executive or a relative based on information or relationships developed on the job, failing to disclose that someone who is doing or seeking to do business with, or work for, the Company is a relative or close personal associate, or receiving direct or indirect compensation from a client or vendor.

12.
RETURN OF PROPERTY. On the date the Executive’s employment ends for any reason, or at any time during her employment, at the request or direction of the Company, the Executive will immediately deliver to the Company any or all equipment, property, material, Confidential Information, Intellectual Property or copies thereof that are owned by the Company and are in the Executive’s possession or control. This includes documents or other information prepared by the Executive, or provided to her in connection with her duties while employed by the Company, regardless of the form in which such document or information are maintained or stored, including computer, typed, handwritten, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. The Executive hereby warrants that she will not retain in any form such documents, Confidential Information, Intellectual Property or other information or copies thereof after the Executive’s employment ends for any reason, provided that the Executive may retain a copy of this Agreement and any other document or information describing any rights she may have after the Termination Date.

13.
COOPERATION WITH LEGAL PROCEEDINGS. The Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of any of the Companies that relate to events or occurrences that transpired while the Executive was employed by any of the Companies. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Companies’ counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Companies. The Executive also agrees to reasonably cooperate with any of the Companies in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by any of the Companies. The Executive understands that in any legal action, investigation, or review covered by this Section 13 the Company expects the Executive to provide only accurate and truthful information or testimony. The Company agrees to reimburse the Executive for any costs she incurs in cooperation pursuant to this Section 13 including, but not limited to, travel expenses and attorneys’ fees and costs. Nothing in this Section 13 shall limit any indemnification rights the Executive may have on the effective date of this Agreement.

14.         REMEDY.

(a)
The Executive acknowledges that her breach of the obligations contained in Sections 8, 9, 10, 11 and/or 12 of this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated by damages in an action at law. If the Executive breaches or threatens to breach any of the provisions contained in Sections 8, 9, 10, 11 and/or 12 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining her from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies, including damages.

(b)
Any action relating to, or arising from, this Agreement shall be brought exclusively in a court of competent jurisdiction in the Commonwealth of Virginia, and the Executive hereby consents to venue and personal jurisdiction in any such court in the Commonwealth of Virginia.

(c)
The Executive expressly waives any right to a trial by jury for any action relating to, or arising from, this Agreement.

15.         SUCCESSORS; BINDING AGREEMENT.

(a)
This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, successors and assigns.

(b)
The Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

16.
NOTICES. For the purpose of this Agreement, notices and all other communications provided herein shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:	IF TO THE COMPANY:

[Name]	Attn: Chief Executive Officer
c/o ePlus inc.	ePlus inc.
13595 Dulles Technology Drive	13595 Dulles Technology Drive
Herndon, VA 20171	Herndon, VA 20171

17.       GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.       SEVERABILITY. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

19.       MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company’s CEO. No waiver by either party hereto at any time of any breach by the other party hereto of, or noncompliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

20.
CODE SECTION 409A. It is the intent of this Agreement to either meet an exception from, or to comply with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”), and any ambiguities herein will be so interpreted and this Agreement will be so administered. References to a termination of employment in Section 6 and/or 7 of this Agreement shall mean the date of a “separation from service” within the meaning of Section 409A(a)(2)(A)(i). If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive’s “separation from service” and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death. Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A. The Company agrees that it will pay, indemnify and hold the Executive harmless for any additional tax or interest penalty payable amount by the Executive on account of a violation of Section 409A. Any payment by the Company of such amount shall include a “gross-up” payment, which shall be the amount required to cause the net amount retained by the Executive after payment of all taxes, including taxes on the “gross-up” payment, to equal the amount of additional tax and interest penalty payable by the Executive on account of the violation of Section 409A. Such payment shall be made by the Company within thirty (30) days of the date that the Executive submits proof of payment of such taxes to the taxing authority and not later than the end of the Executive’s taxable year next following the taxable year in which the Executive submits the respective taxes to the taxing authority. The Executive agrees that the Company may amend this Agreement, with the consent of the Executive, as the Company determines is necessary or advisable so that payments made pursuant to this Agreement will not result in additional taxation of the Executive pursuant to the provisions of Section 409A. The Executive agrees that she will not withhold her consent under this Section 20 if the proposed amendment does not materially adversely affect the Executive’s rights under this Agreement. Any right to a series of installment payments pursuant to this Agreement (including, without limitation, the installment payments in Section 7(e) hereof) is to be treated as a right to a series of separate payments. To the extent permitted under Code Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Code Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Code Section 409A or the Treasury Regulations and other guidance promulgated thereunder. To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the calendar year in which the expense was incurred by the Executive. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

21.
CODE SECTION 280G. In the event the Company (or its successor) and the Executive agree, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to or for the benefit of the Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G”), then either (a) or (b) below shall apply.

(a)
Except as provided in Section 21(b), if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to or for the benefit of the Executive under any other plan, arrangement or agreement which constitute “parachute payments”, calculated as provided under Section 280G, (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) (the “Base Amount”), the amounts constituting “parachute payments” that would otherwise be payable to the Executive or for the Executive’s benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”).

(b)
The Parachute Amount shall not be reduced as provided in Section 21(a) if, based on the advice of such public accounting firm, without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after imposition of any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.

If the determination made above results in a reduction under Section 21(a) of the payments that would otherwise be paid to or for the benefit of the Executive, such reduction in payments shall be first applied to reduce any cash severance payments that the Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A.

22.
STATUS OF PRIOR EMPLOYMENT AGREEMENTS. The Executive acknowledges that this Agreement supplants and replaces in full all prior employment agreements between the Executive and the Company. The Executive waives any and all rights to enforce any and all provisions in any prior employment agreement between the Executive and the Company.

23.
CLAWBACK PROVISION. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in accordance with the Company’s established policy, applicable law or regulation.

24.
SURVIVAL. Sections 8 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Term and this Agreement.

ePlus inc.	The Executive

[Name]	[Name]
[Title]	[Title]

Date:	Date:

EXHIBIT 1

GENERAL RELEASE

This General Release of Claims (“Release”) is entered into by ePlus inc. (hereafter referred to as “ePlus” or the “Company”) and _______________________ (hereafter referred to as “Employee”).

WHEREAS, Employee’s employment with ePlus terminated effective (insert date).

NOW THEREFORE, in consideration of the premises and mutual promises contained in the Employment Agreement between Employee and ePlus and in exchange for and as a condition of receiving the payments and benefits set forth in the Employment Agreement, the parties agree as follows:

Employee agrees to and does hereby release ePlus, its past and present officers, directors, agents, shareholders, trustees, partners, employees, in their individual and/or corporate capacities, as well as its employee benefit plans, affiliates, subsidiaries, predecessors, successors and successors in interest (the “Releasees”) from, and covenants not to sue or initiate any action for, all claims, charges, causes of action or other liabilities (hereafter collectively referred to as “claims”), whether in contract or tort, known or unknown, arising out of or relating in any way to Employee’s employment, the Employment Agreement and/or termination of employment with ePlus, including, but not limited to, claims under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”) 42 U.S.C. § 1981; the American With Disabilities Act (“ADA”); the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act (“FMLA”), all as amended; and any common law, statutory, contract, tort, or public policy claims now or hereafter recognized, including but not limited to claims for wrongful discharge; breach of contract, express or implied; constructive discharge; discrimination; harassment; retaliation; defamation; and whistleblower claims (to the fullest extent they may be released under applicable law), as well as all claims for severance pay or benefits or attorneys’ fees and costs. Any initiation of claims prohibited by this Release shall be a breach of this Release and shall entitle ePlus to recover the consideration as set in Section 7(b) of the Employment Agreement, along with reasonable attorneys’ fees incurred by ePlus to litigate any such action, to the extent permitted by law. Employee acknowledges that as of the date she signs this Release, the Company has paid all wages, salaries, commissions, bonuses, benefits, and other amounts earned and accrued, less any applicable deductions, and has no obligation to pay any additional amounts except as set forth in Employee’s Employment Agreement, if applicable. Notwithstanding the foregoing, Employee shall not be required to repay any monetary consideration or pay any costs, attorneys’ fees or damages incurred by the Company for Employee’s challenge of the waiver of an Age Discrimination in Employment Act claim. THIS IS A GENERAL RELEASE OF CLAIMS.

Employee hereby represents and warrants that she has not filed or reported any claims or complaints in any forum and that she has not assigned to any third party or filed with any agency or court any claim released by this Release.

Employee is not waiving any claim for workers’ compensation, although Employee acknowledges she has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness sustained in the course of Employee’s employment with the Company.

Under the Older Workers Benefits Protections Act (“OWBPA”), Employee may, if desired, have a period of twenty-one calendar days to consider this Release. Employee has also been advised in writing to consult with an attorney (without expense to ePlus) prior to executing this Release. In addition, Employee may revoke this Release within a period of seven calendar days following execution of this Release (the “Revocation Period”). If Employee signs and does not revoke this Release during the Revocation Period, this Release will become fully effective upon the expiration of the Revocation Period.

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Employee understands that nothing in this Release limits the Employee’s ability to (1) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”) or (2) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, the Employee does forever release the Employee’s right to recover or receive from any Releasee any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief, with the exception of any whistleblower awards or incentives that may be available for information provided to the Department of Justice, the Securities and Exchange Commission, Congress, or any federal Inspector General pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder or other applicable whistleblower laws or regulations.

Further, no provision of this Release should be construed or interpreted to preclude or in any way limit or restrict the Employee’s right to initiate an action against the Company under the OWBPA or ADEA challenging, under the ADEA, the waiver and release of claims contained in this Release on the grounds that they were not knowing and voluntary. To the extent that any provision of this Release is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OWBPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Release. To the extent that Employee is a Medicare beneficiary, Employee agrees to contact a Company human resources representative for further instruction.

The provisions of this Release shall inure to the benefit of the parties, their successors and assigns and shall be binding upon the parties and their heirs, executors, administrators, successors and assigns.

This Release shall be interpreted, applied and enforced in accordance with, and shall be governed by, the laws of the state of Delaware, without regard to its conflict of laws provisions.

Employee hereby certifies she has complied with Sections 8, 9, 10, 11 and 12 of her Employment Agreement (confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions).

IN WITNESS WHEREOF, the parties have executed this Release on the date set forth next to each party’s signature.

EMPLOYEE	ePlus

Signature	Signature

Name/Title

Date	Date

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